UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  November 20, 2015

TrustCo Bank Corp NY
(Exact name of registrant as specified in its charter)

NEW YORK	0-10592	14-1630287
State or Other Jurisdiction of Incorporation or Organization	Commission File No.	I.R.S. Employer Identification Number

5 SARNOWSKI DRIVE, GLENVILLE, NEW YORK 12302
(Address of principal executive offices)

(518) 377-3311
(Registrant’s Telephone Number,
Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TrustCo Bank Corp NY

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 21, 2015, as previously reported, Trustco Bank (the “Bank”), the wholly owned subsidiary of TrustCo Bank Corp NY (the “Company”), entered into a formal agreement with the Comptroller of the Currency of the United States (the “OCC”), pursuant to which the Bank undertook to address certain compliance and governance issues identified by the OCC in its examination of the Bank.

In light of the compliance and governance issues identified by the OCC and the Bank’s undertaking to address these issues beginning in 2015, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company, upon the recommendation of the Company’s Chief Executive Officer and the acknowledgement and agreement of Messrs. Scot R. Salvador, Robert T. Cushing and Robert M. Leonard (collectively, the “Senior Executive Officers”), determined that it would be in the best interests of the Company and the Bank for the Senior Executive Officers to waive their 2015 annual cash bonuses under the Trustco Bank Executive Officer Incentive Plan (the “EOIP”) (the “Waiver”).

On November 17, 2015, the Compensation Committee recommended to the Board that the Company accept the Waiver and Board approved and accepted the Waiver.  As a result, neither the Company nor the Bank will make any cash bonus payments under the EOIP to the Senior Executive
Officers for 2015.

The Consent and Waiver is attached hereto as Exhibit 10(a).

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

Reg S-K Exhibit No.	Description

10(a)	Consent and Waiver

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 20, 2015

TrustCo Bank Corp NY
(Registrant)

By:	/s/ Michael M. Ozimek
Michael M. Ozimek
Senior Vice President and
Chief Financial Officer

Exhibits Index

The following exhibits are filed herewith:

Reg S-K Exhibit No.	Description

10(a)	Consent and Waiver